Exhibit 10.25
[* * *] BRAND LICENSE AND OPTION AGREEMENT

This [* * *] Brand License and Option Agreement (this “Agreement”) is entered into as of January 5, 2023 (the “Effective Date”), by and between JMS Brands LLC, a limited liability company organized and existing under the laws of the State of Colorado and any predecessor in interest (“Licensor”), and Charlotte’s Web, Inc., a corporation organized under the laws of the State of Delaware (“Licensee”). Licensor and Licensee are referred to throughout this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

    WHEREAS, Licensee is engaged in the business of manufacturing, selling and distributing CBD-derived products, more specifically hemp-infused CBD format with THC no greater than 0.3%;

    WHEREAS, Licensor owns and holds certain intellectual property including proprietary trademarks, products, formulations, recipes, standard operating procedures and other processes, trade secrets and technology (the “Technology”) relating to Licensor’s brand known as [* * *] (“[* * *] Brand”);

    WHEREAS, Licensee wishes to obtain from Licensor an exclusive, irrevocable license to the [* * *] Brand and the Technology, to manufacture, use, import, sell, have sold and distribute Licensee Products worldwide (the “Territory”), and Licensor desires for the Licensee to so utilize the [* * *] Brand and Technology, on and subject to the terms and conditions set forth herein; and

    WHEREAS, Licensor wishes to grant to Licensee an exclusive option to purchase the [* * *] Brand and Technology pursuant to the terms of that certain Purchase Agreement attached hereto as Exhibit C (the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.License of Technology. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee, during the Term and in the Territory, an irrevocable, exclusive, non-transferable, sublicensable right and license to the [* * *] Brand and the Technology set forth on Exhibit A hereto, and all intellectual property rights embodied therein, to develop, make, have made, use, import, sell, have sold and otherwise commercially exploit existing and new products, including without limitation tinctures, sprays, capsules, topicals, cosmetics, and beverages (collectively, the “Licensed Products”). The Technology shall expressly include all know-how relating to the Technology and the Licensed Products, including the use, manufacture or formulation thereof, that is owned or controlled by Licensor as of the Effective Date, whether or not patented or patentable and whether or not maintained as trade secret, and including Licensor’s proprietary formulations, recipes and processes for Licensed Products. The Technology may not be used by Licensee for any purpose other than the exercise of the license granted in this Section 1 without the prior written consent of Licensor in Licensor’s sole discretion. The license granted by this Section 1: (a) may not be transferred by Licensee without Licensor’s consent except as otherwise allowed in this Agreement; (b) does not create any rights of ownership on the part of Licensee (all rights of ownership being retained by Licensor); and (c) covers only the Technology in existence on the date hereof and does not extend to any future improvements or developments of the Technology by Licensor subsequent to the date hereof.

2.License of Trademarks. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee an irrevocable, exclusive, non-transferable, sublicensable right and license to use the trademarks, service marks, trade names, trade dress, symbols and logos set forth on Exhibit B as may be updated from time to time by written notice by Licensor to Licensee, and all applications and registrations thereof, and including the goodwill associated therewith (“Licensed Mark(s)”), solely in connection with the exercise of the license granted in Section 1 above, during the Term in the Territory. In the event Licensee wishes to use the Licensed Marks in connection with the sale of other products produced by Licensee and Licensor approves such use in its sole discretion, such approved products shall be added as “Licensed Products” under this Agreement, provided that ownership of all such approved products shall remain vested in Licensee. The license granted by this Section 2 may not be transferred by Licensee without Licensor’s consent except as otherwise allowed in this Agreement, and does not create any rights of ownership on the part of Licensee (all rights of ownership being retained by Licensor). Any use of the Licensed Marks by Licensee shall inure to the benefit of Licensor.

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3.Rights and Obligations Related to Technology and Licensed Marks.

a.Retained Rights. All rights not expressly granted by a Party under this Agreement are reserved by such Party. Except as expressly provided in this Section 3 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party's products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

b.Further Actions. To the extent any rights in and to the Technology (or any Improvement or other improvement thereto) or the Licensed Marks are deemed to accrue to the Licensee pursuant to this Agreement or otherwise, the Licensee hereby assigns any and all such rights, at such time as they may deem to accrue, to Licensor. The Licensee shall cooperate in the execution of any documents, or the taking of any other action, that is necessary to create, record or perfect Licensor’s sole and exclusive ownership of the Technology and the Licensed Marks, or to obtain, defend or protect registrations or applications for registration of such Technology and/or the Licensed Marks.

c.No Challenge. The Licensee acknowledges and agrees that all rights in and to the Technology and the Licensed Marks (including the goodwill related thereto) shall remain vested in Licensor both during the Term and thereafter, and that all use of the Licensed Marks by the Licensee and all goodwill derived therefrom shall inure solely to the benefit of and be on behalf of Licensor. The Licensee shall not: (a) assert rights in the Technology or the Licensed Marks other than the licensed rights conveyed in this Agreement, or challenge the distinctiveness of the Licensed Marks, the validity of Licensor’s rights in and to the Technology or the Licensed Marks or any application for registration thereof in any jurisdiction; (b) use the Licensed Marks in a manner which could, in the reasonable opinion of Licensor, dilute Licensor’s rights in the Licensed Marks, or which could otherwise prejudice or invalidate a registration or application for registration of any of the Licensed Marks; (c) take any action that will, in any way, diminish, alter or adversely affect Licensor’s rights in the Technology or the Licensed Marks or the reputation of Licensor, or otherwise damage the goodwill appurtenant to the Licensed Marks; (d) apply to register or register any Licensed Mark or any trade name, trademark, service mark, domain name or logo that is confusingly similar to any Licensed Mark, without Licensor’s prior written consent; or (e) use or adopt any trade name, trademark, service mark, domain name or logo that is confusingly similar to the Licensed Marks, without Licensor’s prior written consent.

d.Intellectual Property Notice Requirements. To the extent allowed by applicable rules and regulations, the Licensee shall include such trademark notices and other proprietary notices on all Licensed Products or related materials that bear any Licensed Mark or contain any Technology as may be reasonably required by Licensor in order to give appropriate notice of all intellectual property rights therein or pertaining thereto, as may be requested by Licensor and commercially reasonable under the circumstances. Such notices shall include appropriate notice symbols such as a superscript “TM” (™), “R” (®) or “C” (©) on the Licensed Product, displays, and advertising materials, all subject to Licensor’s approval and all applicable laws.

e.No Use by Licensor. Licensor and its affiliates will use all commercial reasonable efforts to cease any and all current or future uses of the [* * *] Brand and the Technology, including without limitation the Licensed Mark(s), by Licensor or any of its past or current distributors, vendors, suppliers, etc. in any public material, including, but not limited to, any use on any internet site. In connection therewith, Licensor agrees to remove all references to [* * *] used by Licensor or any of its affiliates within 10 business days.

f.Quality Control.

i.The Licensee shall maintain and preserve the quality of the Licensed Marks, and to use the Licensed Marks in good faith and in a manner consistent with the uses approved herein.

ii.The Licensee shall (a) ensure that all Licensed Products and related materials under the Licensed Marks are promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the promotion, manufacture and distribution of the Licensed Products and such related materials, and with any other quality standards mutually agreed by Licensor and Licensee from time to time. Licensee shall ensure that, if it receives notice or becomes aware of any violation or
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potential violations of any of the applicable laws or regulations, Licensee will promptly take such actions as may be necessary to prevent any further violations and promptly provide written notice to Licensor of such violations or potential violations.

iii.Licensor shall have the right to verify compliance with the terms of this Agreement through the use of reasonable and appropriate inspection and verification processes and programs disclosed to and approved in writing by Licensee. If Licensor in good faith determines that a Licensed Mark is used in an improper or objectionable manner, or that the Licensed Products do not meet mutually agreed-upon quality control requirements, Licensor shall so notify the Licensee in writing and the Licensee shall have thirty (30) calendar days within which to: (a) reassure Licensor as to the propriety of the use of the Licensed Mark and quality of Licensed Products or (b) modify the proposed use of the Licensed Mark and quality of Licensed Products, and submit such proposed modifications for review by Licensor. If, at the end of such thirty (30) day period, Licensor is not satisfied with the proposed use of the Licensed Mark or quality of Licensed Products, Licensor may treat such failure as a material breach of this Agreement subject to Section 4(b)(i) hereof.

iv.The Licensee shall not use the Licensed Marks without the prior written approval of Licensor in accordance with the provisions of this paragraph. Within a reasonable period of time prior to any new use of any Licensed Mark by the Licensee hereunder, the Licensee shall provide to Licensor samples of the Licensed Product, packaging, advertising and promotional materials intended for use by the Licensee that will incorporate such Licensed Mark, as well as photographs or other appropriate evidence of the manner and format in which such Licensed Mark is intended for use in connection with the Licensed Product. Licensor shall promptly notify the Licensee of its approval or disapproval (which approval shall not be unreasonably withheld, conditioned or delayed) of the Licensee’s proposed use of such Licensed Mark, but in no event more than ten (10) calendar days after Licensor’s receipt of such samples, photographs and other evidence (“Review Period”). If Licensor objects to the Licensee’s proposed use of a Licensed Mark prior to the expiration of the Review Period, then the Parties shall cooperate in good faith to agree upon a mutually acceptable manner of use. If Licensor fails to object to the Licensee’s proposed use prior to the expiration of the Review Period, such proposed use shall be deemed approved by Licensor. Notwithstanding the foregoing, the Licensee shall not be required to seek Licensor’s prior written approval for any use of a Licensed Mark by the Licensee that is consistent with, or substantially similar in manner, scope and format as, any use that has been previously approved by Licensor in accordance with this paragraph.

v.Licensee, when manufacturing the Licensed Products, shall comply with applicable laws and regulations, including without limitation, the Federal Food, Drug and Cosmetic Act, and all corresponding regulations promulgated by the Food and Drug Administration, including established good manufacturing practices.
vi.All Licensed Products (including, without limitation, labels and packaging) shall comply with all applicable laws. Licensor shall reasonably assist Licensee in connection therewith, though Licensee shall ultimately be responsible for the Licensed Products’ compliance with applicable laws.

vii.Licensee will be responsible for making all disclosures, as may be necessary or required pursuant to applicable laws, regarding Licensee’s relationship with Licensor. Licensor will reasonably cooperate in providing any information required in such disclosures.

viii.All Licensed Products must be labeled with: (i) a date of manufacturing; and (ii) either an “expiration”, “sell by” or “best by” date.

ix.Licensor acknowledges that, so long as Licensed Products are of a quality at least as high in all respects as the various CBD products manufactured and sold by Licensor to date, such Licensed Products thereby meet the minimum quality standards required by Licensor under this Agreement.

g.Subcontracting and Sublicense.

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i.The Parties acknowledge and agree that Licensee shall be entitled to engage subcontractors including, without limitation, affiliates of Licensee, in respect of the manufacture and sale of Licensed Products so long as any such subcontractor complies with all provisions of this Agreement.

ii.Licensee shall be free to sublicense the [* * *] Brand and the Technology in its sole and absolute discretion, so long as each such sublicensee complies with all provisions of this Agreement.

iii.No subcontracting or sublicensing under this Section 3(g) shall (A) relieve Licensee of its duties, responsibilities, obligations or liabilities hereunder; (B) relieve Licensee of its responsibility for the performance of any work rendered by any such subcontractor or sublicensee; or (C) create any legal relationship between Licensor and any subcontractor or sublicensee. As between Licensor and Licensee, Licensee shall be solely responsible for the acts, omissions or defaults of its subcontractors and sublicensees.

h.Prosecution and Maintenance. Licensor shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining and maintaining the Technology and Licensed Marks. Licensor shall take such actions as it shall deem to be appropriate in its discretion in connection therewith, and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

i.Assignment. Licensor shall, and shall cause Stanley Brothers LLC to, use best efforts to perfect the assignment of the applications for the Licensed Mark(s) pursuant to that certain Confirmatory Assignment of [* * *] Brand Ownership between Stanley Brothers LLC and Licensor dated December 9, 2022 (the “Assignment Agreement”), including without limitation by promptly filing with the US Patent and Trademark Office a Statement of Use upon Licensee’s request, and to take such further actions as are necessary to create, record or perfect the rights granted to Licensor under the Assignment Agreement and to Licensee under this Agreement and the Purchase Agreement.

j.Infringement. If Licensee learns of any activity by a third party that might constitute an infringement of Licensor’s rights in any of the Technology or Licensed Marks, or if any third party asserts that the Licensee’s use of the Technology or the Licensed Marks constitutes unauthorized use or infringement, the Licensee shall so notify Licensor immediately.

k.Enforcement. Licensee has the exclusive right, but not the obligation, to enforce its rights against any third-party infringement and to defend the Parties’ right to use the Technology and the Licensed Marks. If Licensee prosecutes any alleged infringement of the Technology or the Licensed Marks, or defends the right of either Party to use the Technology or the Licensed Marks, Licensee shall control such litigation and shall bear the expense of such actions. The Licensor shall make all reasonable efforts to assist Licensee therewith, including joining such action as a party or providing such evidence and expert assistance as the Licensor may have within its control. Licensee shall solely retain the award of any damages.

l.Non-Disparagement. The Licensed Marks, the Licensed Products, and the Technology shall not be used in a manner or environment that disparages or reflects adversely upon Licensor or the Technology or the Licensed Products, or places Licensor, its reputation, the Technology, the Licensed Marks, or the Licensed Products and associated goodwill in a negative light.

4.Term/Termination.

a.Term. This Agreement and the licenses granted hereunder shall have an initial term of one (1) year from the Effective Date hereof, unless earlier terminated pursuant to Section 4 (b) below (the “Initial Term”). Licensee, in its sole discretion, may renew the term hereof on an annual basis by providing one (1) week written notice prior to expiration of the then current term, subject to the annual renewal fee provision of Section 5(b) below (the “Renewal Term,” and collectively with the Initial Term, the “Term”).

b.Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the Term as follows:

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i.Termination by Licensor. This Agreement may be terminated by Licensor by written notice to Licensee solely upon the occurrence of any of the following: (i) failure of Licensee to pay any amounts owed hereunder when due; (ii) Licensee ceases operations, makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding that is not dismissed within a reasonable period of time; or, (iii) any determination by any governmental or regulatory authority that this Agreement violates applicable laws, and the Parties, in spite of good faith and diligent negotiations, cannot amend the Agreement to be compliant with applicable laws. For the avoidance of doubt, Licensee’s material breach of any other provision of this Agreement shall not give Licensor a right to terminate or rescind this Agreement, but Licensor retains all other remedies in law or in equity on account of such material breach.

ii.Termination by Licensee. This Agreement may be terminated by Licensee at any time by giving Licensor thirty (30) calendar days written notice of termination.

iii.Sell-Off Period. For a period of three hundred and sixty (360) days after the date of termination (the “Sell-Off Period”), Licensee has the right to dispose of all inventory of the Licensed Products in its possession and all Licensed Products in the course of manufacture at the date of termination, in each case, in accordance with the terms and conditions of this Agreement and subject to Licensee’s continuing obligation to pay License Fee pursuant to Section 5 herein, provided, however, that if the Agreement is terminated and the Sell-Off Period extends into a new Renewal Term, no new License Fee is due. Upon termination of this Agreement, Licensee shall immediately cease all further manufacture of the Licensed Products.

5.Compensation and Payment.

a.License Fee. In consideration for the initial one-year license granted to Licensee, Licensee shall pay Licensor the sum of five hundred thousand dollars ($500,000) upon the execution of this Agreement (the “License Fee”). The License Fee and any Renewal Fee shall be paid by the Licensee to Licensor by wire transfer of immediately available funds to the bank account identified by Licensor in advance of such payment. Licensee’s failure to timely pay any portion of the License Fee will be a material breach of this Agreement by the Licensee. Without limitation to other relief, absent timely payment of the License Fee, Licensee has no rights to the [* * *] Brand in any manner, including use of the Technology and Licensed Marks. If any delay in payment is excused by Licensor, Licensee shall also pay interest at the rate of three percentage points (3%) above the average Secured Overnight Finance Rate during the period of default, as published by the New York Fed, or the maximum amount permitted by law, whichever is less, in each case calculated on the number of days such payment is delinquent with Licensor’s consent, compounded monthly.

b.Renewal Fee. If Licensee provides renewal notice as provided herein, Licensee shall pay Licensor the amount of five hundred thousand dollars ($500,000) on January 15th of each Renewal Term (the “Renewal Fee”).

6.Obligations; Purchase Option.

a.Obligations of Licensee.

i.Licensee shall be solely responsible for all costs associated with the Licensed Products, including producing, manufacturing, advertising, promoting, selling, and distributing the Licensed Products, including labor and procurement of raw materials and equipment specified in the standard operating procedures incorporated into the Technology. Without limitation, Licensee acknowledges and agrees that it is solely responsible for (i) procurement of all ingredients including raw materials; (ii) compliance with all applicable laws including without limitation relating to production, compliance tracking, sales and invoicing of License Products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b.Obligations of Licensor. Upon execution of this Agreement, Licensor shall:
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i. Make the Technology and any documents or materials otherwise necessary to effectuate the licenses of the Technology and Licensed Marks contemplated herein available for Licensee, including for example manufacturing and quality control processes, formulations, standard operating procedures, and brand use guidelines.
ii.Until December 31, 2025, not sell or transfer the [* * *] Brand or Technology, including without limitation the Licensed Mark(s), and all intellectual property rights embodied therein. If Licensor sells the [* * *] Brand or Technology after December 31, 2025, then the purchaser must agree in writing to be bound by the terms and conditions of this Agreement, including without limitation the Option and the terms of the Purchase Agreement.
iii.Not grant any lien, security interest, mortgage or other encumbrance on the [* * *] Brand or Technology, including without limitation the Licensed Mark(s), and all intellectual property rights embodied therein.
iv.To the extent permitted by applicable law, grant to Licensee a priority security interest in all of the intellectual property rights relating to the Technology and [* * *] Brands, to secure Licensor’s obligations to license and sell to Licensee the Technology and [* * *] Brands. If (A) the representation and warranty made by Licensor in Section 7(b)(vi) becomes untrue at any time during the Term, (B) Licensor fails to execute and deliver the Purchase Agreement after Licensee’s exercise of the Option set forth in Section 6(c) hereof, or (C) Licensor ceases operations, makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding that is not dismissed within a reasonable period of time, then Licensee shall have the right to foreclose on all or any part of the collateral. Any such foreclosure shall be without prejudice to any other remedy of Licensee hereunder, at law or in equity. Licensor agrees, from time to time, to take any act and execute and deliver any document reasonably requested by Licensee to transfer, create, perfect, preserve, protect and enforce this security interest.

c.Purchase Option.

i.Licensor hereby grants to Licensee an exclusive option, for the Term of the Agreement, to purchase the [* * *] Brand and the Technology, including the Licensed Mark(s) and all goodwill and intellectual property rights embodied therein (the “Option”).

ii.Licensee shall exercise the Option by providing written notice thereof to Licensor. Within ten (10) business days of such written notice, the Parties shall execute the Purchase Agreement, and Licensee shall pay to Licensor on the date of execution the sum of two million dollars ($2,000,000).

iii.Upon the execution of the Purchase Agreement and payment of the purchase price therefor, each Party covenants and agrees to execute and deliver any further agreements or undertakings and provide all necessary filings or other submissions to governmental and regulatory authorities required to enable the lawful transfer of the purchased assets to Licensee.

7.Representations and Warranties.

a.Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows: (i) Licensee is a corporation duly organized and in good standing under the laws of the state it is organized in; (ii) the execution, delivery and performance of this Agreement by Licensee has been duly authorized by all necessary action on the part of Licensee’s directors and/or officers, and does not violate, conflict with, or require the consent or approval of any third party pursuant to any contract or legally binding obligation to which Licensee is subject; (iii) this Agreement constitutes the valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms; and (iv) Licensee possesses all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the Licensed Products and is in compliance with all applicable laws and regulations.

b.Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows: (i) Licensor is a limited liability company duly organized and in good standing under the laws of the state it is organized in, (ii) the execution, delivery and performance of this Agreement by Licensor has been duly authorized by all necessary action on the part of Licensor’s directors, officers, member(s), and/or manager(s), and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any state or local law or regulation applicable to
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Licensor or any contract or legally binding obligation to which Licensor is subject, (iii) this Agreement constitutes the valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms, (iv) Licensor holds and maintains the right to convey the licenses granted hereunder, (v) to licensor’s knowledge, the use of the Technology or the [* * *] Brand, and the development, manufacture, use, import and sale of Licensed Products do not infringe or misappropriate the intellectual property rights of any third party, (vi) the Technology and the [* * *] Brand are not subject to any current or future licenses, options or other grants of rights, and are free and clear of any and all liens, security interests, mortgages and other encumbrances, and (vii) all items and information, to the extent it exists, identified in Licensee’s Due Diligence Checklist provided under cover of DLA Piper’s Letter dated November 22, 2022, has already been provided to Licensee.

8.Confidentiality; Non-Disparagement.

a.Confidentiality. At all times during the term of this Agreement (including any renewal term) and thereafter, each Party will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information of the other Party (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, the party receiving Confidential Information (the “Recipient”) will hold the Confidential Information of the disclosing Party (the “Discloser”) in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as Recipient would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon expiration or termination of this Agreement, Recipient shall immediately return all Confidential Information to Discloser, provided that (i) Recipient may keep one copy of the Confidential Information in its files to monitor compliance with this Section 8(a), and (ii) Recipient is not required to delete copies of the Confidential Information securely stored on automatic back-up servers.

i.Limitations. Section 8(a) above does not apply to any information that: (a) is already lawfully in the Recipient’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the Recipient; (c) is disclosed to the Recipient by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the Recipient as a matter of law or regulation (including, but not limited to, any securities laws in the United States or Canada) (provided that the Recipient will use all reasonable efforts to provide the Discloser with prior notice of such disclosure and use all reasonable efforts to assist Discloser in obtaining a protective order therefor); (e) is disclosed by the Recipient with the disclosing Party's approval; and (f) is independently developed by the Recipient without any use of the Confidential Information. In all cases, the Recipient will use all reasonable efforts to give the Discloser ten (10) calendar days' prior written notice of any disclosure of Confidential Information under this Agreement. The Parties will maintain the confidentiality of all Confidential Information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b.Non-Disparagement Restrictions. During the Term and all times thereafter, neither Party shall take any action, including without limitation, statements, comments or communications, which is intended, or would reasonably be expected, to harm, disparage, or be derogatory or negative towards the other Party or its reputation or which would be reasonably expected to lead to unwanted or unfavorable publicity to such other Party.

c.FD Regulation. Licensor acknowledges that Licensee is subject to the reporting requirements of the Securities and Exchange Commission and the Canadian Securities Commission, and its common stock is traded on the Toronto Stock Exchange in Canada. Licensor agrees not to use any Confidential Information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of Licensee’s common or preferred stock (or other securities, warrants, or other forms of convertible securities outstanding or other rights to acquire such securities). Licensor acknowledges that: (i) a purpose of this provision relating to confidentiality is so that Licensee will be in compliance with Regulation FD promulgated by the Securities and Exchange Commission, the Canadian Securities Commission, and other applicable securities laws, and (ii) if the Licensor does not comply with the provisions of this Agreement, the
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Parties may be deemed by such action to be in violation of such laws and regulations, which could have a material, negative impact on the Parties.

9.Injunctive Relief. The Parties agree that any breach of Sections 3(i), 6(c) or 8 by a Party shall cause the aggrieved Party irreparable harm for which money damages may be insufficient, and the aggrieved Party shall be entitled to seek injunctive relief from any court of competent jurisdiction, in addition to any other remedies that such Party may have at law or in equity.

10.Indemnification.

a.Licensee’s Indemnification. Licensee shall indemnify Licensor and hold Licensor harmless from and against any and all third party claims, liabilities, losses and expenses arising from (i) Licensee’s unauthorized use of the Technology or the Licensed Marks; (ii) Licensee’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of Licensee’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of Licensee’s sale of Licensed Products.

b.Licensor’s Indemnification. Licensor shall indemnify, defend and hold Licensee, its Affiliates, and their respective officers, directors, employees and agents (each, a “Licensee Indemnified Party”), harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, reasonable attorneys’ fees, costs of investigation and any legal or other expenses or costs (“Losses”) incurred or suffered by any Licensee Indemnified Party arising out of, in connection with or resulting from any claim, allegation or judgment as to: (i) any violation or infringement upon any common law or statutory intellectual property rights of any third party that arises from or relates to the Technology or Licensed Marks, (ii) any breach in any of Licensor’s representations and warranties under this Agreement, or (iii) the failure of Licensor to comply with all applicable laws.

11.Limitation of Liability. EXCEPT FOR A PARTY’S BREACH OF SECTION 8, OR AMOUNTS PAYABLE WITH RESPECT TO INDEMNIFICATION CLAIMS UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

12.Insurance.

a.For the duration of the Term, and for one hundred and eighty (180) days thereafter, Licensee will maintain third party provided insurance in types and amounts customary for the type of business it conducts, but in no event less than $2,000,000 per occurrence (which coverage may be a combination of primary and umbrella), and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder; provided, however, such insurance procured by Licensee for purposes hereof shall be in addition to any amount(s) required to otherwise be procured by any regulatory authority. Upon Licensor’s request, Licensee will provide to Licensor a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Licensee shall notify Licensor in writing as to, and no less than thirty (30) calendar days prior to, the cancellation, termination or modification of the insurance coverage(s) described in the insurance certificate(s). Licensor shall be an additional insured on such certificates of insurance. Nothing in this Section 12 shall in any way be construed to limit Licensee’s liability under this Agreement.

b.For the duration of the Term, Licensor will maintain third party provided insurance in types and amounts customary for the type of business it conducts, but in no event less than sufficient to cover Licensor’s indemnification obligations hereunder. Upon Licensee’s request, Licensor will provide to Licensee a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Licensor shall notify Licensee in writing as to, and no less than thirty (30) calendar days prior to, the cancellation, termination or modification of the insurance coverage(s) described in the insurance certificate(s).

13.Compliance with Laws.

[***] Indicates material that has been excluded from this Exhibit 10.25 because it is not material.

a.In connection with this Agreement, Licensee shall comply with all laws, statutes, regulations, and ordinances of any governmental or regulatory authority that may be applicable to Licensee and its activities under this Agreement, including relating to the Licensed Products.

b.Without limiting the generality of the foregoing, each Party agrees that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, (a) to any government or public official; (b) any political party, party official or candidate for public or political office; (c) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (a) or (b) above; or (d) any owner, director, employee, representative or agent of any actual or potential customer of such Party, other than fair market payments for services performed by such individuals in accordance with applicable laws. Each Party agrees to comply with all applicable anti-bribery laws in the countries where such Party has its principal places of business and where it conducts activities under this Agreement. Additionally, each Party understands and agrees to comply with the U.S. Foreign Corrupt Practices Act (“US FCPA”), as revised, as well as similar applicable laws of other countries and to take no action that might cause such Party to be in violation of the US FCPA or similar applicable laws of the country where such Party conduct activities under this Agreement. Additionally, each Party will make all reasonable efforts to comply with any request for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable laws, including any anti-bribery laws.

14.Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, including Licensee’s affiliates, who perform services for either Party pursuant to this Agreement shall comply with the terms of this Agreement.

15.Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts or other commitments on behalf of the other Party.

16.Successors; Assignment; Binding Agreement. Licensee may not assign or transfer Licensee’s rights or delegate its obligations under this Agreement without Licensor's prior written consent, provided that Licensee may assign this Agreement to an affiliate, or in connection with the merger, acquisition, consolidation or other change of control transaction, or the sale of all or substantially all of the business or assets to which this Agreement pertains. Licensor may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without the Licensee’s consent, except it may not do so with respect to any entity that would result in a violation of any law, rule, or regulation of any authority that governs the activities of Licensee or its affiliates, and provided that the assignee or transferee agrees in writing to be bound by all terms and conditions hereof. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement.

17.Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement or otherwise available to any Party, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

18.Notices and Correspondence. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be (i) personally delivered with a written receipt of delivery; (ii) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (iii) sent by certified or registered mail, postage prepaid, with return receipt requested; or (iv) sent by facsimile or electronic mail, to the attention of the individual shown below at the address/email set forth below, or to such other address, attention of such individual, as either Party may from time to time designate in writing to the other in accordance herewith. All notices shall be deemed effective when actually delivered as documented in a delivery or confirmation receipt or date of email transmission (absent any undeliverable notice).

[***] Indicates material that has been excluded from this Exhibit 10.25 because it is not material.

If to Licensee: Charlotte’s Web, Inc. 700 Tech Court Louisville, CO 80302 Attn: Jacques Tortoroli, CEO [* * *] With copy of all Notices also sent by email to [* * *]	If to Licensor: JMS Brands LLC 2111 E Virginia Avenue Denver, CO 80209 Attn: Jesse Stanley, Member-Manager [* * *] With copy of all Notices also sent by email to [* * *]

19.Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

20.Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party's bankers, attorneys, or accountants or except as may be required by law.

21.Expenses. Each Party to this Agreement shall bear its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

22.Governing Law; Jurisdiction. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, regardless of the choice of law provisions. The Parties each expressly waive and disavow any rights that may accrue under any other body of law. Any controversy or dispute arising out of or relating to this Agreement shall be resolved before tribunals, as noted below, located in Denver, Colorado. Any controversy or dispute shall first be submitted to mediation by a mediator agreed upon by the Parties, or if the Parties cannot agree upon a mediator, by JAMS, with mediation fees and costs equally shared by the Parties. If the controversy or dispute thereafter remains unresolved, such controversy or dispute will be resolved by binding arbitration under the commercial arbitration rules of JAMS. The arbitration will be administered by a single arbitrator agreed upon by the Parties, or if the Parties cannot agree upon an arbitrator, by JAMS. Any award or relief granted by the arbitrator will be final and binding on the Parties to this Agreement, may be entered as a judgment or order, and may be enforced, by any court of competent jurisdiction. The prevailing party shall be entitled to an award of that Party’s arbitration-related costs and reasonable attorneys’ fees, in addition to any other relief granted.

23.No Interpretation against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal, financial, tax, and other counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party.

24.Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

25.Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

26.Survival. In addition to Licensee’s obligation to pay Licensor all amounts due hereunder, the Parties’ obligations under Sections 8, 9, 10, 11, 20, 22 and this 26, and all other provisions which by their nature are intended to survive this Agreement, shall expressly survive expiration or termination of the Agreement.

27.Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

[***] Indicates material that has been excluded from this Exhibit 10.25 because it is not material.

28.Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

29.Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

30.Counterparts/Execution Date. The Parties may execute this Agreement in multiple counterparts, and electronically, each counterpart of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties shall agree upon the date and time of execution of the Agreement and exchange signature pages as soon as practical with copies to legal counsel.

[***] Indicates material that has been excluded from this Exhibit 10.25 because it is not material.

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

LICENSEE                          LICENSOR
Charlotte’s Web, Inc.                     JMS Brands LLC

By: _/s/ Jacques Tortoroli_________________            By: _/s/ Jesse Stanley______________
Jacques Tortoroli, CEO                 Jesse Stanley, Member-Manager

Certain exhibits and attachments to this Exhibit 10.25 have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Company will furnish supplementally copies of these attachments to the Securities and Exchange Commission or its staff upon request.